ERICO International Corporation	phone: (440) 349-2630
30575 Bainbridge Road, Suite 300	fax: (440) 349-2996
Solon, Ohio 44139	www.erico.com
USA
ERICO International Corporation
Announces Third Quarter 2005 Results
SOLON, OH — November 2, 2005 — ERICO International Corporation (bond ticker CADDY) today reported results for its third quarter and nine months ended September 30, 2005.
Net sales in the third quarter of 2005 were $104.4 million, an increase of $12.0 million, or 13.0%, compared with third quarter 2004 net sales of $92.4 million. The increase in net sales was due primarily to increased selling prices and higher sales volumes. This performance is a new record for quarterly net sales and represents the second consecutive quarter that the Company has achieved quarterly net sales greater than $100.0 million.
Gross profit in the third quarter of 2005 was $39.1 million, up $6.2 million, or 18.8%, from the third quarter 2004 gross profit of $32.9 million. The increase in gross profit was due primarily to increased selling prices and higher sales volumes.
Operating expenses in the third quarter of 2005 were $23.4 million, up $1.0 million, or 4.8%, from third quarter 2004 operating expenses of $22.4 million. As a percentage of net sales, operating expenses decreased to 22.5% in the third quarter of 2005 from 24.2% for the third quarter of 2004, primarily due to higher sales levels and ongoing control of expenses.
The Company’s net cash provided by operating activities in the third quarter of 2005 was $14.3 million, compared with $3.3 million in the third quarter of 2004. The Company generated EBITDA of $18.4 million in the third quarter of 2005, setting a new quarterly record for EBITDA generation, compared with EBITDA of $13.3 million in the third quarter of 2004, an increase of $5.1 million, or 38.1%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
YEAR-TO-DATE RESULTS
Net sales for the nine months ended September 30, 2005 were $294.5 million, up $26.5 million, or 9.9%, from net sales of $268.0 million for the nine months ended September 30, 2004, setting a new record for net sales during the first nine months of a year. The increase in net sales was due primarily to increased selling prices and higher sales volumes.
Gross profit for the nine months ended September 30, 2005 was $106.1 million, up $9.7 million, or 10.1%, from gross profit of $96.4 million for the nine months ended September 30, 2004. The increase in gross profit was due primarily to increased selling prices and higher sales volumes.
Operating expenses in the first nine months of 2005 were $68.1 million, up $3.4 million, or 5.2%, from operating expenses of $64.7 million in the first nine months of 2004. As a percentage of net sales, operating expenses declined to 23.1% in the first nine months of 2005 from 24.1% for the first nine months of 2004, primarily due to higher sales levels and ongoing control of expenses.
The Company’s net cash provided by operating activities was $23.1 million for the nine months ended September 30, 2005 compared with $9.9 million in the nine months ended September 30, 2004. The Company generated EBITDA of $47.0 million in the nine months ended September 30, 2005, up $6.1 million, or 14.8%, from EBITDA of $40.9 million for the nine months ended September 30, 2004. With this performance, the Company set a new record for EBITDA generation in the first nine months of a year.
CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®

ERICO International Corporation	phone: (440) 349-2630
30575 Bainbridge Road, Suite 300	fax: (440) 349-2996
Solon, Ohio 44139	www.erico.com
USA
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, commercial and industrial construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. For more information, visit www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 9, 2005 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.
CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$104,435	$92,398	$294,513	$267,960

Cost of sales	65,318	59,468	188,408	171,608

Gross profit	39,117	32,930	106,105	96,352

Operating expenses	23,435	22,356	68,058	64,667

Operating income	15,682	10,574	38,047	31,685

Interest expense, net	3,658	3,927	11,443	11,274

Foreign exchange loss (gain) net	196	212	662	(181)

Other expense	—	500	—	1,736

Income before income taxes	11,828	5,935	25,942	18,856

Provision for income taxes	4,207	2,349	9,318	7,426

Net income	$7,621	$3,586	$16,624	$11,430

CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	September 30,	December 31,
	2005	2004

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,009	$2,321
Trade accounts receivable, net	65,218	50,485
Inventories, net	47,262	59,600
Other current assets	6,078	8,909

Total current assets	126,567	121,315

Property, plant and equipment, net	43,958	52,522
Goodwill	101,847	101,303
Other intangible assets, net	36,844	36,905
Other assets	10,085	10,676

Total assets	$319,301	$322,721

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$26,736	$26,422
Accrued compensation	14,870	13,446
Dividend payable	—	15,000
Other current liabilities	20,587	21,874

Total current liabilities	62,193	76,742

Long-term debt	152,175	152,175
Deferred income taxes	29,082	28,894
Other long-term liabilities	15,195	16,785

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	63,323	46,699
Accumulated other comprehensive (loss) income	(2,667)	1,426

Total stockholder’s net investment	60,656	48,125

Total liabilities and stockholder’s net investment	$319,301	$322,721

CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Nine Months Ended September 30,
	2005	2004
Operating activities
Net income	$16,624	$11,430
Depreciation and amortization	9,594	9,049
Other operating activities	(3,083)	(10,558)

Net cash provided by operating activities	23,135	9,921

Investing activities
Capital expenditures	(1,810)	(2,024)
Other investing activities	(559)	(463)

Net cash used in investing activities	(2,369)	(2,487)

Financing activities
Dividends paid	(15,000)	(25,000)
Net payments on revolving line of credit	—	(26,100)
Proceeds from issuance of subordinated debt	—	121,500
Principal payments on long-term debt	—	(72,950)
Financing fees paid	—	(5,582)

Net cash used in financing activities	(15,000)	(8,132)

Effect of exchange rate changes on cash and cash equivalents	(78)	15

Increase (decrease) in cash and cash equivalents	5,688	(683)
Cash and cash equivalents at beginning of period	2,321	2,421

Cash and cash equivalents at end of period	$8,009	$1,738

CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$14,316	$3,318	$23,135	$9,921
Interest expense, net	3,658	3,927	11,443	11,274
Provision for income taxes	4,207	2,349	9,318	7,426
Foreign exchange (loss) gain, net	(196)	(212)	(662)	181
Deferred taxes	209	233	1,345	690
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(223)	(287)	(669)	(686)
Net changes in operating assets and liabilities	(3,554)	4,009	3,069	12,109

EBITDA	$18,417	$13,337	$46,979	$40,915

Contact:	Polly Bloom
Investor Relations
(440) 542-1304
CADDY®          •          CADWELD®          •          CRITEC®          •          ERICO®          •          ERIFLEX®          •          ERITECH®          •          LENTON®